As filed with the Securities and Exchange Commission on December 12, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-0572512
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Ally Detroit Center

500 Woodward Ave.

Floor 10, Detroit, Michigan 48226

(866) 710-4623

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David J. DeBrunner

Ally Detroit Center

500 Woodward Ave.

Floor 10, Detroit, Michigan 48226

(866) 710-4623

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

John B. Meade, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Variable Denomination Adjustable Rate Demand Notes	$0	100%	$0	$0

(1)	Estimated solely for the purpose of determining the registration fee. This registration statement covers all investments in the Demand Notes up to $12.5 billion, with fees based on the total amount of the Demand Notes outstanding from this offering not exceeding $12.5 billion at a particular time.
(2)	Previously paid in connection with the filing of the Registration Statement on Form S-3 on October 1, 2004 (File No. 333-119470), which Registration Statement was withdrawn by the Registrant. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to Demand Notes of the Registrant registered and remaining unissued on October 22, 1985 (Registration No. 2-99057), April 9, 1986 (Registration No. 33-4661), June 30, 1986 (Registration No. 33-6717), February 24, 1987 (Registration No. 33-12059), December 30, 1988 (Registration No. 33-26057), October 17, 1989 (Registration No. 33-31596), June 9, 1998 (Registration No. 333-56431), March 31, 2000 (Registration No. 333-33652), October 20, 2003 (Registration No. 333-108862), December 19, 2003 (Registration No. 333-111380), January 19, 2006 (Registration No. 333-131150), January 16, 2009 (Registration No. 333-156775), January 6, 2012 (Registration No. 333-178919) and December 22, 2014 (Registration No. 333-201205).

PROSPECTUS

$12,500,000,000

ALLY FINANCIAL INC.

ALLY DEMAND NOTES

The Ally Demand Notes (“Demand Notes”) are designed to provide investors with a convenient means of investing funds directly in Ally Financial Inc. (“Ally Financial” or “Ally”). The Demand Notes pay a floating rate of interest that is determined each Thursday by the Ally Demand Notes Committee, with any change in the rate effective on the following Monday. The initial interest rate applicable to the Demand Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed in accordance with Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”). The Demand Notes are in book-entry form and have no stated maturity. An investor’s Demand Notes are redeemable by such investor on such investor’s demand.

The Demand Notes are unsecured and unsubordinated debt obligations of Ally Financial ranking equally with all of our other unsecured, unsubordinated obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of, or guaranteed by, any person or entity (including The Northern Trust Company, the Processing Agent for the Demand Notes) other than Ally Financial. Only the assets of Ally Financial are available for the payment of principal and interest. It is possible for investors to lose their investment if Ally Financial is unable to pay its obligations.

An investment in Demand Notes involves risks. Prospective investors in Demand Notes should carefully consider the risk factors beginning on Page 4 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus.

Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Demand Notes and the suitability of the investment in light of their particular circumstances.

You may invest in the Demand Notes by completing the required investment form and by sending your investment by one of the methods described in this prospectus under the heading “How to Invest.”

The Demand Notes are offered on a continuous basis. No commissions are payable by Ally Financial on sales of the Demand Notes. Ally Financial reserves the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. Ally Financial has the sole right to accept offers to purchase Demand Notes and may reject any proposed purchase of Demand Notes in whole or in part.

For information regarding the Demand Notes,

please call 800-684-8823, or visit www.demandnotes.com.

For additional information regarding Ally Financial,

please see “Information Incorporated by Reference; Where You Can Find More Information”

on Page 6 hereof.

Please read this Prospectus carefully and retain for future reference.

The Demand Notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December 12, 2017

i

SUMMARY

Our Company and Business

Ally Financial Inc. is a leading digital financial services company offering diversified financial products for consumers, businesses, automotive dealers, and corporate clients. Our legacy dates back to 1919, and Ally was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on our customers. We reconverted to a Delaware corporation in 2009 and are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended. We are one of the largest full service automotive finance operations in the country with a deep expertise in automotive lending and a complementary automotive-focused insurance business. Our wholly-owned banking subsidiary, Ally Bank, has received numerous industry awards for its services and capabilities and is one of the largest and most respected online banks, uniquely positioned for the observed shifting trends in consumer and commercial banking preferences for digital banking. The terms “Ally,” “the Company,” “we,” “our,” and “us” refer to Ally Financial Inc.

Risk Factors

An investment in the Demand Notes involves risks. You should carefully consider these risks before investing in the Demand Notes. Please see the “Risk Factors” section beginning on page 4 of this prospectus.

The Demand Notes

Issuer	Ally Financial Inc.

Principal Executive Offices of Ally	Ally Detroit Center, 500 Woodward Ave., Floor 10, Detroit, Michigan 48226 (Telephone Number 866-710-4623)

Title	Ally Demand Notes

Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short-term debt securities of many companies.

Amount	Up to $12,500,000,000 aggregate principal amount outstanding.

Investment Options	After completing a Demand Notes investment form, investments may be made by (i) check, (ii) wire transfer, (iii) electronic transfers from a banking account, or (iv) direct investment of regular recurring payments (e.g., payroll, social security or pension payments). See “How to Invest” beginning on page 15 for further details.

Redemption Options	Demand Notes may be redeemed in whole or in part by (i) writing a redemption check in an amount of $250 or more, (ii) wire transfer of redemption proceeds of $1,000 or more to a designated account or other Demand Note, (iii) automatic monthly or quarterly redemption by Automated Clearing House (“ACH”) of specified amounts of $100 or more or automatic monthly interest redemption by ACH, (iv) authorizing an ACH redemption in an amount of $250 or more, (v) requesting in writing or by telephone that a redemption check in an amount of $250 or more be issued, and (vi) full redemption. See “How to Redeem” beginning on page 18 for further details.

Status	The Demand Notes are unsecured and unsubordinated debt obligations of Ally Financial Inc. ranking equally with all of our other unsecured, unsubordinated obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of, or guaranteed by, any person or entity (including the Processing Agent) other than Ally Financial Inc. The Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. An investment in Demand Notes does not create a savings, checking or other bank account or depositor relationship between you and Ally Financial Inc., Ally Bank, or The Northern Trust Company, the Processing Agent for the Demand Notes.

Ranking	Demand Notes are unsecured and unsubordinated obligations of Ally Financial Inc. and will rank equally and ratably with all other unsecured, unsubordinated indebtedness of Ally Financial Inc.

Maturities	The Demand Notes have no stated maturity and are redeemable on your demand.

Interest	The Demand Notes pay a floating rate of interest that is determined weekly by the Demand Notes Committee. Interest payable on the Demand Notes accrues daily and will be credited to your Demand Notes on the last Business Day of each calendar month and, unless you have elected automatic monthly interest redemption, will be reinvested in additional Demand Notes. See “Description of the Ally Demand Notes—Interest Rate.”

Principal	The principal amount of your Demand Notes is equal to the total amount of your investments plus accrued and reinvested interest, less fees, if any, and less your redemptions.

Transfer	The Demand Notes may not be assigned, transferred or negotiated, except in very limited circumstances set forth in the Demand Notes Program (the “Program”).

Service Fees	Service fees may be assessed for: checks returned to the depository bank because the principal amount of the investor’s Demand Notes is insufficient or the required signatures were omitted; or checks written for an amount less than the $250 minimum. A service fee will also be assessed for certain administrative matters, including for stop payments requested by you, and for statement processing or other administrative matters.

Processing Agent	The Northern Trust Company

Processing Agent and Correspondence Address	The Northern Trust Company

P.O. Box 75707

Chicago, IL 60675-5707

Program Application / Initial Investment Address	Ally Demand Notes

The Northern Trust Company

P.O. Box 75707

Chicago, IL 60675-5707

Investments by Mail Address (Excluding Initial Investments)	Ally Demand Notes

The Northern Trust Company

P.O. Box 75987

Chicago, IL 60675-5987

Redemptions at Option of Ally	The Demand Notes may be redeemed by Ally at any time in its discretion. See “Optional Redemptions by Ally.”

Form of Demand Notes	The Demand Notes are offered in the United States by prospectus only. The Demand Notes are in book-entry form.

Trustee	U.S. Bank National Association, 535 Griswold, Suite 550, Detroit, Michigan 48226, under an Indenture dated as of October 15, 1985, as amended and supplemented from time to time.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

The distribution of this prospectus and the offering of Demand Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is directed to you if you are a resident of the United States. The Demand Notes are being offered only to persons whose registered addresses are in the United States. We do not claim any responsibility to advise you if you are a resident of a country other than the United States with respect to any matters that may affect the purchase or redemption of any Demand Notes or any accrued interest on your Demand Notes. If you are not a resident of the United States, you should consult your own legal, tax and financial advisors with regard to these matters.

RISK FACTORS

Your investment in Demand Notes involves risks. In consultation with your own financial, tax and legal advisors, you should be aware of, and carefully consider, the following risk factors, along with all of the risks and other information provided or referred to in this prospectus and the documents incorporated by reference herein, including the discussions in our Annual Report on Form 10-K for the year ended December 31, 2016 (which may be amended or supplemented in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K) before deciding whether an investment in Demand Notes is suitable for you. The risks described below are intended to highlight risks that are specific to the Demand Notes, but are not the only risks that we face. Additional risks, including those generally affecting our business and the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies in our industry, may also impair our business, the value of your investment and our ability to pay interest on or redeem the Demand Notes.

The Demand Notes are not equivalent to a deposit or other bank account.

An investment in Demand Notes does not create a savings, checking or other bank account or depositor relationship between you and Ally Financial Inc., Ally Bank, or The Northern Trust Company, acting as Processing Agent for the Demand Notes. The Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. The Demand Notes are also not a brokerage account with any broker/dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

The Demand Notes are not a money market fund or other type of diversified investment.

The Demand Notes are not a money market fund, which is generally a diversified fund consisting of short-term debt securities of many companies. The Demand Notes are also not subject to the requirements of the Investment Company Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended, including requirements relating to the diversification and quality of investments.

The Demand Notes are generally not assignable, transferable or negotiable.

The Demand Notes may not be assigned, transferred or negotiated, except in very limited circumstances set forth in the Program. The Demand Notes are not listed on any securities exchange and there is no secondary market for the Demand Notes. As a result, there is no public valuation with respect to Demand Notes.

The interest rate paid on the Demand Notes may not bear any relation to the investment risk.

The Demand Notes bear interest at a floating rate determined by the Demand Notes Committee, which may consist of officers, directors or employees of Ally. The Demand Notes Committee chooses the interest rate in its sole discretion and the interest rate chosen by the Demand Notes Committee does not necessarily bear any relation to the risks associated with an investment in the Demand Notes or in Ally. Moreover, the Demand Notes Committee may establish different interest rates applicable to Demand Notes that do not have the same principal amount. The Demand Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at Ally Detroit Center, 500 Woodward Ave., Floor 10, Detroit, Michigan 48226, and our telephone number is 866-710-4623.

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2016;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017; and

(c)	Current Reports on Form 8-K filed on January 13, 2017, April 18, 2017, May 4, 2017, July 19, 2017, August 22, 2017 (only with respect to Item 8.01), October 11, 2017 and December 12, 2017.

We are also incorporating by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “Registration Statement”) under the Securities Act with respect to the Demand Notes. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Certain parts of the Registration Statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

Ally is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. You may read and copy any document that Ally files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at http://www.sec.gov for further information on the public reference room. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the Registration Statement and the exhibits and schedules thereto.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 16th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. See “Information Incorporated by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. Such forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

DESCRIPTION OF ALLY FINANCIAL INC.

Our Company and Business

Ally Financial Inc. is a leading digital financial services company offering diversified financial products for consumers, businesses, automotive dealers, and corporate clients. Our legacy dates back to 1919, and Ally was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on our customers. We reconverted to a Delaware corporation in 2009 and are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended. We are one of the largest full service automotive finance operations in the country with a deep expertise in automotive lending and a complementary automotive-focused insurance business. Our wholly-owned banking subsidiary, Ally Bank, has received numerous industry awards for its services and capabilities and is one of the largest and most respected online banks, uniquely positioned for the observed shifting trends in consumer and commercial banking preferences for digital banking. The terms “Ally,” “the Company,” “we,” “our,” and “us” refer to Ally Financial Inc.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to combined fixed charges were as follows for the periods presented:

	Nine months ended September 30, 2017	Year ended December 31,
		2016(a)	2015(a)	2014(a)	2013(a)	2012(a)
Ratio of earnings to fixed charges	1.51	1.59	1.55	1.43	1.10	1.13

(a)	For all periods presented, the operating results of our discontinued operations have been removed from continuing operations. We report these businesses separately as discontinued operations in the Consolidated Financial Statements. Our discontinued operations relate to previous discontinued operations in our Automotive Finance operations, Insurance operations, and Corporate Finance operating segments, and other operations for which we continue to have wind-down, legal, and minimal operational costs. Refer to Note 3 to the Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

USE OF PROCEEDS

We will add the proceeds from the sale of the Demand Notes to the general funds of Ally and they will be available for general corporate purposes, which may include the purchase of receivables, the making of loans, the repayment or repurchase of existing indebtedness, the reduction of short-term borrowings or for investment in short-term securities.

PLAN OF DISTRIBUTION

The Demand Notes are being offered on a continuous basis for sale by the Company on its own behalf directly to employees and retirees of Ally (including Ally participating subsidiaries), to the immediate family members of such employees and retirees, and to dealers that Ally has a retail or wholesale funding relationship with, including the employees of such dealers (each an “Eligible Investor” and collectively the “Investors”). Immediate family members are defined as the spouse, children, parents, siblings and grandparents of an eligible employee or retiree. The Demand Notes are being offered only to persons whose registered addresses are in the United States.

No commissions are payable by Ally on sales of the Demand Notes. We reserve the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. We have the sole right to accept offers to purchase Demand Notes and may reject, at our sole discretion, any proposed purchase of Demand Notes in whole or in part.

DESCRIPTION OF THE ALLY DEMAND NOTES

The Demand Notes are issued pursuant to the Demand Notes Program (the “Program”). The following description is a summary of certain provisions of the Program. It is not intended to be complete and is qualified in its entirety by reference to the complete text of the Program, a copy of which is filed with the SEC. A copy of the Program will be made available to you upon written request to us as provided in “Incorporation by Reference; Where You Can Get More Information.”

By investing in Demand Notes, an investor is deemed to accept and agree to all provisions of the Program. The Company may amend the Program from time to time in accordance with the terms of the Program.

General Information

All funds invested in Demand Notes, together with accrued interest, redemptions and fees, if any, are recorded on a register maintained by the Processing Agent. No certificate or other instrument evidencing Ally’s indebtedness is issued to an investor. The Demand Notes register also includes the name(s), address(es) and tax identification or social security number(s) and, in the case of natural persons, date(s) of birth of the registered owner(s) of each Demand Note. In addition, investors may be required to provide certain other information as required by applicable law. We will not accept facsimile signatures on any checks, investment forms, investment change requests or any other document that affects a change in a Demand Note. Subject to applicable law, Demand Notes may be held individually, jointly, in a trust or custodial capacity or in the name of a corporation, business, partnership, LLC or association. All jointly-owned Demand Notes provide a right of survivorship. This means that if one Demand Note owner dies, the Demand Note will belong to the survivor(s).

Investors will be provided with monthly statements for each Demand Note showing a summary of all investments and redemptions, the amount of accrued and reinvested interest, the nominal rates for interest earned during the period and the principal amount of the investor’s Demand Notes at the beginning and end of the period. With your consent, such statements may be provided to you electronically. Redemption checks which you write will not be returned to you. The redemption check number and the amount of each cashed redemption check will be indicated on your statement.

An investor may obtain its current Demand Notes balance at any time by calling toll free 800-684-8823 or accessing the Demand Notes website at www.demandnotes.com. The information contained in, or accessible through, this website is not incorporated by reference into this prospectus.

An investor may change its address by calling toll free 800-684-8823, or by written request with the signature of all owners of a Demand Note.

The Demand Notes have no stated maturity and may be redeemed, in whole or in part, at the option of the investor; provided, however, that redemptions are subject to certain minimum redemption amounts. (See “How to Redeem”—page 18). The Demand Notes are not subject to any sinking fund.

The Demand Notes are not and will not be listed on any securities exchange and there is no secondary market for them.

Unless you agree otherwise, Ally has no right of set-off against any Demand Note for indebtedness not related to such Demand Note. Ally shall have the right to deduct from the principal amount of a Demand Note any amounts invested by us in error in such Demand Note. In addition, we may, in our sole discretion, put a block on your Demand Notes in connection with an Internal Revenue Service notice, court order or pursuant to any other legal or governmental action or requirement.

Demand Notes that are not accessed within statutorily specified time periods may be subject to applicable state laws regarding escheat (or forfeiture) to the state government of unclaimed Demand Notes.

We may require a medallion signature guarantee for an investor to add or change such investor’s registration, investment options or redemption options with respect to the Demand Notes. A medallion signature guarantee is obtainable from a bank or other financial institution. The medallion signature guarantee is designed to protect an investor in Demand Notes from unauthorized changes by unauthorized persons. A notary stamp does not meet the requirement for a medallion signature guarantee.

Eligible Investors

The Demand Notes program is available to employees and retirees of Ally (including Ally participating subsidiaries), to the immediate family members of such employees and retirees, and to dealers that Ally has a retail or wholesale funding relationship with, including the employees of such dealers (each an “Eligible Investor” and collectively the “Investors”). Immediate family members are defined as the spouse, children, parents, siblings and grandparents of an eligible employee or retiree. The Demand Notes are being offered only to persons whose registered addresses are in the United States.

Administration

We have established a Demand Notes Committee consisting of persons appointed by the Chief Financial Officer or Treasurer (the “Demand Notes Committee”). The members of the Demand Notes Committee do not receive any compensation for their services as such, but they may be officers, directors or employees of Ally or any of its subsidiaries. The Demand Notes Committee members serve at the pleasure of the Chief Financial Officer or Treasurer until their resignation or removal from office by the Chief Financial Officer or Treasurer. The Demand Notes Committee will consist at all times of at least three members and will act by a majority of its members.

The Demand Notes Committee generally has full power and authority to amend the Program, to interpret its provisions, to waive requirements imposed by the Program, to adopt rules and regulations in connection with the Program, and to set and adjust the rate of interest to be paid on the Demand Notes, including, at the discretion of the Demand Notes Committee, establishing tiered rates of interest with respect to Demand Notes with aggregate principal amounts falling within different ranges as of an established periodic reference date.

We have appointed The Northern Trust Company as Processing Agent to handle the day-to-day administration of the Demand Notes. See “Processing Agent.”

Dispute Resolution

Any dispute or controversy between you and Ally will be subject exclusively to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

Interest Rate

The Demand Notes bear interest at a floating rate as determined by the Demand Notes Committee. The interest rate on the Demand Notes is subject to change on Thursday of each week, with any change being effective the following Monday. In deciding on the interest rate, the Demand Notes Committee examines, among other things, the level of interest rates generally and the changes in such interest rates that occur from time to time. The Demand Notes Committee has the authority, and expects, to provide for differing interest rates based on, among other criteria, the size of individual Demand Notes. You will be notified by mail in the event that the Demand Notes Committee determines to change from multiple interest rates to a uniform interest rate, or from a uniform interest rate, if applicable in the future, to multiple interest rates. Under no circumstances will the Demand Notes Committee be obligated to provide multiple interest rates for different sized Demand Notes.

If for an applicable interest period the Demand Notes Committee will provide differing interest rates to Demand Notes of different sizes, the Demand Notes Committee will determine the interest rates applicable to

Demand Notes with aggregate principal amount within specified ranges (each a “Range”). Although we expect that similar Ranges will be used for consecutive interest periods, we reserve the right to modify the specified Ranges without notice, provided that Ranges shall not be modified other than on a Thursday of each week to be effective the following Monday. The specified Ranges for each interest period, together with the interest rate applicable to each such Range, will be set forth in a pricing supplement that we will file with the SEC.

The Range within which a Demand Note falls will be determined solely based on the aggregate principal amount of such Demand Note, as identified by its assigned Demand Note number. The principal amount of Demand Notes with distinct assigned Demand Note numbers will not be aggregated, regardless of beneficial ownership or any other consideration. The applicable Range for each Demand Note will be determined based on the aggregate principal amount of a Demand Note on a daily basis, in accordance with the Processing Agent’s applicable procedures.

The Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short-term debt securities of many companies. Demand Notes are solely the debt obligation of Ally Financial Inc. The rate of interest that the Demand Notes bear for any period is not an indication or representation of future rates of interest for the Demand Notes.

Interest on the Demand Notes accrues in accordance with the provisions governing the different methods of investing in Demand Notes, as described below under “How to Invest.” Interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 365-day year, including for leap years. Interest payable on the Demand Notes accrues daily and will be credited to your Demand Notes on the last day of each calendar month and, unless you have elected automatic monthly interest redemption, will be reinvested in additional Demand Notes. You may obtain the current interest rate borne by the Demand Notes at any time by calling 800-684-8823 or by accessing the Ally Demand Notes website at www.demandnotes.com.

Fees

Each investor will be provided with a free supply of redemption checks. In addition, investors will not be charged fees for check redemptions or wire redemptions above the required minimum redemption amount. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by ACH or wire transfer. In addition, you may incur a charge in obtaining any applicable medallion signature guarantee from the provider of the medallion signature guarantee.

Service fees may be assessed for: checks returned to the depository bank because: the principal amount of the investor’s Demand Note is insufficient or the required signatures were omitted from the check; or the check was written for an amount less than the $250 minimum. A service fee will also be assessed for certain administrative matters, including for stop payments requested by you, for overnight delivery of additional checks and for statement processing or other administrative matters. These fees will be directly debited from your Demand Notes.

HOW TO INVEST

Following your initial investment, you may invest in Demand Notes at any time, without charge, by check, by wire transfer, by automatic charge to your bank account (ACH) or by any other means permitted by the Program. The minimum initial investment is $1,000. To make an initial investment in a Demand Note, you must complete the required program application and provide a personal check. The minimum amount for subsequent investments is generally $50. You will be required to maintain a minimum $1,000 investment balance in each of your Demand Notes—see “Optional Redemptions By Ally—Investor Balance Below Demand Notes Minimum” on page 22 of this prospectus. All of your investments are required to be in U.S. dollars and investments by check must be drawn on a financial institution incorporated in the United States. We will reject all checks drawn on a foreign bank or a United States branch of a foreign bank.

The maximum principal amount of all your Demand Notes having the same social security or tax identification number is $15,000,000. We reserve the right to redeem at our sole discretion your Demand Notes for any amount in excess of $15,000,000. Upon such a redemption, Ally will mail a check to your address of record.

For purposes of the Demand Notes, a Business Day is a day on which The Northern Trust Company, Processing Agent, and the Federal Reserve Bank are fully open for business (a “Business Day”). We reserve the right at any time, and for any reason, to modify, suspend or terminate any of the investment methods described below.

Investments by Check

Your initial investment by check (personal checks only) must be accompanied by a properly completed program application. An initial investment by check is to be made payable to “Ally Demand Notes” and mailed together with a properly completed program application to: Ally Demand Notes, The Northern Trust Company, P.O. Box 75707, Chicago, IL 60675-5707. Applications received by 2:00 p.m. Central Time will be opened and processed within 24 hours on each Business Day and applications received after 2:00 p.m. Central Time will be opened on the next Business Day and processed within 24 hours on each Business Day.

Your subsequent investments by check (minimum of $50) must include your assigned Demand Notes number assigned to you by The Northern Trust Company, as Processing Agent and be accompanied by a completed investment slip. Any subsequent investments by check are to be made payable to “Ally Demand Notes” and mailed to Ally Demand Notes, The Northern Trust Company, P.O. Box 75987, Chicago, IL 60675-5987. Subsequent investments by check that are received and processed by the Processing Agent before 8:00 a.m. Central Time are invested in your Demand Notes on the same Business Day as your check is received. Subsequent investments by check that are received and processed by the Processing Agent after 8:00 a.m. Central Time are invested in your Demand Notes on the next Business Day after the date of the check’s receipt.

Although interest begins to accrue on the day your check is invested, an initial investment and all subsequent investments by check will be subject to a hold period of 5 Business Days. Your investment made by check is available for redemption on the sixth Business Day after the Processing Agent processes the investment of your check. Neither the Processing Agent nor Ally are responsible for delays in the receipt of checks mailed to The Northern Trust Company.

You can confirm the date your investment was made by accessing the Demand Notes website at www.demandnotes.com, by contacting the Processing Agent directly or by utilizing the available automated phone system at 800-684-8823 (toll free).

Investments by Wire Transfer

Once you have made your initial Demand Notes investment by personal check, you may make subsequent investments (minimum of $50) by transferring funds via bank wire. To do so, an investor must comply with instructions provided in the applicable program documents. The bank wire must include the designation “Ally Demand Notes,” your name (as registered on your Demand Notes) and address, and your assigned Demand Notes number. We charge no fees for the receipt of wire transfers or ACH credits; however, your commercial bank or financial institution may charge you a fee if you make an investment by wire transfer.

An investment by wire transfer of funds to the Processing Agent is invested in your Demand Notes on the Business Day the funds are received by the Processing Agent in proper form and begins to accrue interest on that day provided the funds have been received by the Processing Agent by 1:00 p.m. Central Time. Funds received after 1:00 p.m. Central Time are invested and begin to accrue interest on the next Business Day. Neither the Processing Agent nor Ally is responsible for delays in the transfer and wiring of funds. Your investment made by wire transfer is available for redemption on the same Business Day the Processing Agent processes the investment of your wire transfer into your Demand Notes. You can confirm the date your investment was made by accessing the Demand Notes website at www.demandnotes.com, by contacting the Processing Agent directly or by utilizing the available automated phone system at 800-684-8823 (toll free).

Investments by Automatic Monthly, Periodic or On Request Electronic Transfer from a Bank Account

You may elect to authorize the Processing Agent to make an automatic monthly or periodic charge or an on request charge, in each case of $50 or more from up to two of your personal banking account(s).

In the case of monthly or periodic transfers, upon receipt of proper authorization, the Processing Agent will prepare an automatic electronic transfer using up to two transfer dates each month drawn against your bank account(s) for the amount authorized and on the Business Day you have requested. In the case of monthly or periodic transfers, you may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. If an automatic transfer day falls on a weekend, the transfer will be initiated on the next Business Day; provided, however, if an ACH automatic investment is set for the last weekend of a month, the investment will be made on the last Business Day of that month.

In the case of an on request transfer, upon receipt of proper authorization, the Processing Agent will prepare an on request electronic transfer drawn against your bank accounts for the amount authorized and on the Business Day you have requested. An investor with banking instructions on file may make an on request investment (subject to the $50 investment minimum) by accessing the Demand Notes website at www.demandnotes.com or by calling the Processing Agent during the Processing Agent’s regular business hours toll free at 1-800-684-8823. On request ACH investment requests made prior to 1:00 p.m. Central Time will be posted to the Demand Note on the next Business Day and requests made after 1:00 p.m. Central Time will be posted two Business Days following the request.

Your investments made by electronic transfer are available for redemption on the sixth Business Day after the Processing Agent processes the investment of your electronic transfer. You can confirm the date your investment was made by accessing the Demand Notes website at www.demandnotes.com, by contacting the Processing Agent directly or by utilizing the available automated phone system at 800-684-8823 (toll free).

To establish the automatic monthly or periodic charge to your banking account(s) or to place a banking account on file for on request ACH electronic transfers, you must elect this option on your investment form, available from the Demand Notes website at www.demandnotes.com, or obtain the necessary authorization form directly from the Processing Agent. You may change the amount(s) or day of transfer of your automatic monthly or periodic investment (subject to the $50 monthly minimum), terminate your automatic monthly or periodic investment entirely or change your banking account information on file at any time by providing written notice to the Processing Agent. All Demand Note owners must sign the applicable Investment Form or Change form and obtain a Signature Guarantee Medallion Stamp. Your notice is effective as soon as practicable after it is received by the Processing Agent. There is a 2 Business Day set-up period each time you add, change or terminate the banking instruction(s) for either of the above investment options.

A Complete Discussion of Your Rights and Responsibilities if You Use Electronic Funds Transfers Is Contained in Appendix A Hereto.

Investments by Direct Investment of Full or Partial Payroll, Pension or Social Security Payments

After your initial Demand Note investment, you may elect to invest in Demand Notes by instructing your place of employment, other issuer of regularly recurring payments, or, in the case of social security payments, the Social Security Administration, to invest all or a portion of your net pay, annuity or pension payments, social security payments or other recurring payments directly into your Demand Notes and authorizing the Processing Agent to receive such investments. Investments by direct investment may be made by electronic transfer.

The proceeds from direct investments made by electronic transfer of funds are invested in your Demand Notes and begin to accrue interest on the same Business Day that the Processing Agent receives the electronic transfer. If the transfer day falls on a weekend, the transfer will be initiated on the next Business Day. Your investments made by electronic transfer are available for redemption on the sixth Business Day after the Processing Agent processes the investment of your electronic transfer. You can confirm the date your direct investment was made by accessing the Demand Notes website at www.demandnotes.com, by contacting the Processing Agent directly or by utilizing the available automated phone system at 800-684-8823 (toll free).

To terminate your direct investments, you must notify The Northern Trust, the Processing Agent, as well as the issuer(s) of such payment(s) in writing.

HOW TO REDEEM

You may redeem all or part of your Demand Notes by following the procedures described below. If the amount to be redeemed represents an investment made by check or charge to your bank account, the redemption instructions will not be honored if the instructions are received within five Business Days from the receipt of such investment check or electronic transfer. We reserve the right at any time to modify, suspend or terminate any of the redemption methods described below. No redemption proceeds are paid in cash. Interest on a redeemed investment accrues to, but does not include, the date of redemption, except in the case of Automatic Monthly or Quarterly ACH Redemption, Monthly Interest ACH Redemption, and On Request ACH Redemptions, in which cases, interest on a redeemed investment accrues to, but does not include, the settlement date.

A medallion signature guarantee may be required in certain circumstances in order for you to add or change your redemption options. Our purpose in requiring a medallion signature guarantee is to prevent potential fraud or misrepresentation and is for your protection. A medallion signature guarantee must be signed by an authorized signatory and the statement “Signature Guaranteed” must appear with the signature. A notarized signature is not a medallion signature guarantee. In certain instances, additional documentation may be required including, but not limited to, copies of trust instruments, birth certificates, death certificates, or court appointments as executor or administrator. Any request for a change to your method of redemption or notice regarding your Demand Notes must be mailed in accordance with instructions provided in the applicable program documents.

Redemption by Written Check

Each investor in Demand Notes will be provided with a free supply of checks. You may redeem your Demand Notes by writing a check, payable to the order of anyone. If the amount of the redemption check is greater than the principal amount of your Demand Notes, or if the check does not include the required signatures, the check will not be honored and a $10 fee will be debited from your Demand Notes by the Processing Agent. A redemption check for less than $250 will be honored, however, a $10 fee will be debited from your Demand Notes by the Processing Agent. The redemption date for a redemption by written check will be established as the date on which such check is presented to the Processing Agent for payment. Checks are deposited and processed through normal bank clearing systems. There is no limit on the number of checks you may write. We will not accept facsimile signatures on checks.

The Processing Agent may review any Demand Notes check to verify its validity. Where there is more than one registered owner of a Demand Note, only the signature of one registered owner is required on the check. When your check is presented to the Processing Agent for payment, the Processing Agent redeems your Demand Notes in an amount sufficient to cover the check. If you request a stop payment of a check, the Processing Agent assesses a $10 service charge for each stop payment request made and such fee will be debited from your Demand Note. Your stop payment will be acted upon without verification or confirmation by the Company or the Processing Agent.

Redemption by Telephone or Writing

Investors in Demand Notes may effect redemptions by written or telephone instructions to the Processing Agent.

A written request for redemption must be signed by a registered owner of the Demand Note and request that a check be issued for a specified amount (minimum of $250) and mailed to the address of record for the applicable Demand Note. Written requests received prior to 10:00 a.m. Central Time will be processed on the same Business Day as the written request is received and such day shall be deemed to be the redemption date. Written requests received after 10:00 a.m. Central Time will be processed on the following Business Day and such day shall be deemed to be the redemption date. Written requests should be made to: Ally Demand Notes, The Northern Trust Company, P.O. Box 75707, Chicago, IL 60675-5707.

A telephone request for redemption may be made by a Demand Note holder by calling 800-684-8823 (toll free) and requesting that a check be issued for a specified amount (minimum of $250) and mailed to the address of record for the applicable Demand Note. Telephone requests received prior to 10:00 a.m. Central Time will be processed on the same Business Day as the telephone request is received and such day shall be deemed to be the redemption date. Telephone requests received after 10:00 a.m. Central Time will be processed on the following Business Day and such day shall be deemed to be the redemption date.

Redemption by Wire

If you select this option on the investment form, you may redeem your Demand Notes, in part, during the Processing Agent’s regular business hours, by having redemption proceeds of $1,000 or more wired to a pre-designated bank account or Demand Notes. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

To select the Redemption by Wire option, you must designate a Demand Note or an account at a bank in the United States to receive the redemption proceeds by submitting the information in writing on your Investment Form. For proceeds that will be wired to a bank account, you must also provide the Processing Agent with a voided specimen check or deposit slip from such bank. For proceeds that will be wired to Demand Notes, you must provide the relevant assigned Demand Notes number. Once established, you may utilize the redemption by wire option by calling the Processing Agent during regular business hours at 800-684-8823 (toll free).

Upon receipt of wire redemption instructions, the Processing Agent will redeem your Demand Notes sufficient to cover the amount specified in your wire redemption instructions and will wire the redemption proceeds to the predesignated bank account or Demand Note. If the redemption instructions are received by 1:00 p.m. Central Time on any Business Day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account or Demand Note on the same Business Day and such day shall be deemed to be the redemption date. If the redemption instructions are received after 1:00 p.m. Central Time on any Business Day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account or Demand Note on the next Business Day and such day shall be deemed to be the redemption date.

You may establish, add or change the Redemption by Wire instructions only upon written request to the Processing Agent accompanied by a medallion signature guarantee of each registered owner (including joint owners) of the Demand Notes.

Neither the Processing Agent nor Ally is responsible for delays in the wiring of funds through the banking system or for the authenticity of redemption instructions.

Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption

If you select this option on the investment form, you authorize the Processing Agent to automatically redeem (a) on a monthly or quarterly basis a specified part of your Demand Notes (minimum $100) or (b) on a monthly basis, the interest accrued and posted to your Demand Notes. These options are available only if there are designated bank account instructions for redemption by ACH on file.

If you select either the automatic monthly or quarterly redemption option, the Processing Agent will establish as the redemption date the last calendar day of the month, if the last calendar day of the month falls on a Business Day. If the last calendar day of the month falls on a day that is not a Business Day, the Processing Agent will establish as the redemption date the next Business Day after the end of the relevant month or quarter, as the case may be. With respect to such automatic monthly or quarterly redemptions, the funds will settle on the next Business Day after the redemption date. If you select the monthly interest redemption option, the Processing Agent will establish the last calendar day of such month as the redemption date. On the established redemption date, the Processing Agent will redeem your Demand Notes by an amount equal to the redemption amount that you have specified (minimum $100) or, if you have elected Monthly Interest ACH Redemption, the interest amount that would have been credited to your Demand Notes for that month. The Processing Agent will send, via ACH transfer, the funds to your designated bank account. With respect to Monthly Interest ACH Redemption, the funds will settle on the second Business Day following the established redemption date. Interest paid on the redemption proceeds shall include interest accrued to, but not including, the settlement date for such redemptions.

The Automatic Monthly or Quarterly ACH Redemption option and the Automatic Monthly Interest ACH Redemption option will only be available if you have designated bank account instructions on file.

You may terminate the Automatic Monthly or Quarterly ACH Redemption Option or Monthly Interest ACH Redemption Option by providing written notice to the Processing Agent. Such notice is effective as soon as practicable after receipt by the Processing Agent.

You may also request the Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption Option after you have submitted the investment form by providing the Processing Agent with a written request to add the desired automatic redemption option to the Demand Notes and by providing a set of bank account instructions. Your written request requires the signatures of all registered owners (including joint owners) of the Demand Notes exactly as the name(s) appear on the Demand Notes investment form and each signature must have a medallion signature guarantee from a banking or financial institution.

On Request ACH Redemption

If you select this option on the investment form, you authorize the Processing Agent to act on telephonic, electronic, or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. You may authorize the Processing Agent through a customer service representative, or by accessing the Demand Notes website, to redeem your Demand Notes by an amount of $250 or more upon request. If the ACH redemption request is received by 1:00 p.m. Central Time on any Business Day, then the funds will settle on the next Business Day following such request. If the request is received by the Processing Agent after 1:00 p.m. Central Time on any Business Day, then the funds will settle on the second Business Day following the date of such request. The Processing Agent’s record of your instructions is binding. Written requests must be signed by an owner of the Demand Note and should be made to: Ally Demand Notes, The Northern Trust Company, P.O. Box 75707, Chicago, IL 60675-5707. Interest paid on the redemption proceeds shall include interest accrued to, but not including, the settlement date for such redemptions.

You may also request the On Request ACH Redemption Option subsequent to submitting the investment form by providing the Processing Agent with a written request to add the option to the Demand Notes and by providing a set of bank account instructions. Your written request requires the signatures of all registered owners (including joint owners) of the Demand Notes exactly as the name(s) appear on the Demand Notes investment form and each signature must have a medallion signature guarantee from a banking or financial institution.

You may authorize a merchant or other payee to make a one-time electronic payment deduction from your Demand Note using information from your Demand Notes checks to pay for purchases and bills.

A Complete Discussion of Your Rights and Responsibilities if You Use Electronic Funds Transfers is Contained in Appendix A Hereto.

Full Redemption of a Demand Note

You may redeem your Demand Notes in full by providing telephone or written instructions to the Processing Agent to affect a full redemption. Written instructions must state your intention to redeem in full your Demand Notes and must be mailed to: Ally Demand Notes, The Northern Trust Company, P.O. Box 75707, Chicago, IL 60675-5707.

Upon receiving your instructions, the Processing Agent will redeem in full your Demand Notes, including accrued and unpaid interest to the date of redemption. The Processing Agent will mail a bank check to the address of record for the applicable Demand Note.

OPTIONAL REDEMPTIONS BY ALLY

Ally may redeem, at any time in its discretion, all or any part of the Demand Notes. See “The Indenture—Redemption of Demand Notes.”

Investor Misuse of Redemption Provisions

We reserve the right to redeem immediately any Demand Notes of an investor who we believe, in our sole judgment and discretion, is abusing or misusing the redemption provisions of the Demand Notes, e.g., the writing of multiple checks where the amounts of the checks are greater than the principal amount of the Demand Notes. Ally will notify an investor of its intention to redeem such Demand Notes on the third Business Day following the date of such notification. A final check will be sent to the investor’s address of record for the applicable Demand Note in an amount equal to the principal amount of the Demand Notes, including accrued and unpaid interest. In the event that a Demand Note with a principal amount below $0 is redeemed, the investor will be liable to us for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Below Demand Notes Minimum

We may redeem, in our discretion, any particular Demand Note that maintains a principal amount of less than $1,000 for a period consisting of the two consecutive months immediately following the month in which the principal amount of the Demand Note first falls below $1,000. If your Demand Note has a month-end principal amount of less than $1,000, we may provide you with written notice reminding you of the minimum investment requirement and providing you with the proposed date of redemption of your Demand Notes and following receipt of such notice, you will have a minimum of 60 days to restore the Demand Note to the required amount. If your Demand Notes are redeemed in this manner, you will be mailed a check to the address of record for the applicable Demand Note in an amount equal to the principal amount of such Demand Note, including accrued and unpaid interest.

We may also redeem, in our discretion, any particular Demand Note with principal amount below $1,000 and in which no investment (other than accrued and reinvestment of interest) is made for a period of three consecutive months immediately following the month in which the principal amount of the Demand Note falls below $1,000. In such circumstances, we have the option to notify you of our intention to redeem such Demand Note and following receipt of such notice, you will have a minimum of fifteen Business Days to restore the Demand Note to the required amount. If you do not restore the required amount, we have the option to fix the date of redemption as the sixteenth Business Day (or later) following the date of the notice and redeem the Demand Note in full on such day. If your Demand Notes are redeemed in this manner, you will be mailed a check to the address of record for the applicable Demand Note in an amount equal to the principal amount of such Demand Note, including accrued and unpaid interest.

In the event that Demand Notes with a principal amount below $0 are redeemed, you will be liable to Ally for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Notice of Redemption

Ally will give prior written notice of at least thirty days but not more than ninety days to investors whose Demand Notes are subject to full or partial redemption. See “The Indenture—Redemption of Demand Notes.”

Investor Balance Above Demand Notes Maximum

We may partially redeem, in our discretion, any particular Demand Notes having the same social security or tax identification number that exceed $15,000,000 in the aggregate. If your Demand Notes is so partially redeemed by us, you will be mailed a check to the address of record in an amount equal to the principal amount above $15,000,000.

THE INDENTURE

General Information

Ally issues the Demand Notes under the indenture dated October 15, 1985 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 24, 1986, the third supplemental indenture dated as of February 15, 1987, the fourth supplemental indenture dated as of December 1, 1988, the fifth supplemental indenture dated as of October 2, 1989, the sixth supplemental indenture dated as of January 1, 1988, the seventh supplemental indenture dated as of June 15, 1998 and the eighth supplemental indenture dated as of January 4, 2012, and together with such supplemental indentures, the “Indenture”) among Ally and U.S. Bank National Association (successor to Manufacturers National Bank of Detroit), as trustee (the “Trustee”). The following description is a summary of certain provisions of the Indenture. It is not intended to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed with the SEC. A copy of the Indenture will be made available to you upon written request to us as provided in “Incorporation by Reference; Where You Can Get More Information.”

The Demand Notes constitute unsecured, unsubordinated, and unguaranteed debt obligations of Ally Financial Inc. You do not have any priority or secured claim against any of the assets of Ally with respect to the principal amount of your Demand Notes or accrued and unpaid interest. Funds invested in the Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance.

We may from time to time enter into one or more supplemental indentures, without the consent of investors in the Demand Notes, providing for, among other things, the issuance of Demand Notes under the Indenture in addition to the aggregate principal amount authorized thereunder on the date of this Prospectus.

Limitation on Liens

Ally will not at any time pledge or otherwise subject to any lien any of its property or assets without thereby expressly securing the due and punctual payment of the principal of and interest on the Demand Notes equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien, so long as any such other obligations and indebtedness shall be so secured. This restriction shall not apply to:

(a)	the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(b)	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

(c)	any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of any bond on appeal by us from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

(d)	any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

(e)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of its assets unless either Ally is the continuing corporation or the new corporation shall be organized and existing under the laws of the United States or a State thereof and shall expressly assume the payment of all interest and principal due under the Demand Notes and the performance of all covenants and conditions under the Indenture. In either case, the Indenture provides that neither Ally nor a successor corporation may be in default of performance of any covenant or condition immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either Ally or the successor company may continue to issue Demand Notes under the Indenture.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

•	failure to pay all or any part of the principal of or interest on any Demand Notes as and when the same will be due and payable (subject to certain exceptions described in the Indenture);

•	failure to perform or observe any other covenants or agreements in the Indenture or the Program for thirty days after written notice of such failure to the Company and the Trustee by holders of at least 25% of the outstanding Demand Notes; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default has occurred and is continuing, either the Trustee or the holders of not less than 25% of the then outstanding Demand Notes may, by written notice to the Company, declare the principal of all Demand Notes to be due and payable immediately.

The Indenture provides that the Trustee will, within ninety days after the occurrence of a default, give investors notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided, however, that except in the case of default in the payment of the principal of or interest on any of the Demand Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the investors.

We are required to furnish to the Trustee annually a statement of certain officers of Ally stating whether or not to their knowledge we are in default in the performance and observance of certain terms of the Indenture and, if we are in default, specifying each such default.

Investors holding a majority in aggregate principal amount of the Demand Notes then outstanding have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Indenture provides that, in case an Event of Default will occur (which will not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of skill and care in their exercise, that a prudent man would exercise or use under the circumstances in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the investors unless they will have offered to the Trustee reasonable security or indemnity.

Redemption of Demand Notes

Ally may redeem, at any time in its discretion, all or any part of the Demand Notes. Ally will give prior written notice of at least thirty days but not more than ninety days to investors whose Demand Notes are subject to full or partial redemption. Any partial redemption of Demand Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Trustee. The notice from Ally will specify the effective date of redemption, the amount being redeemed and the effective date the redeemed amount will become due and payable and that interest will cease to accrue as of that date. All partial redemption notices will list the remaining principal amount of the Demand Notes.

The full or partial Demand Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid by check to the registered owner(s) of the redeemed Demand Notes. Interest on the redeemed amount will cease to accrue on and after the effective date the redeemed amount becomes due and payable.

Ally may redeem, at any time in its discretion, any particular Demand Note with principal amount below $1,000 and in which no investment (other than accrued and reinvestment of interest) is made for a period of three consecutive months immediately following the month in which the principal amount of the Demand Note falls below $1,000. In such case, Ally has the option to notify an investor of its intention to redeem such Demand Note and following receipt of such notice, an investor will have a minimum of fifteen Business Days to restore the Demand Note to the required amount. If the Investor does not restore the required amount, Ally has the option to fix the date of redemption as the sixteenth Business Day (or later) following the date of the notice and redeem the Demand Note in full, including accrued and unpaid interest, on such day. Ally will send a check to such investor’s address of record for the applicable Demand Note.

Ally reserves the right to redeem immediately any Demand Notes of an investor who Ally believes, in its sole judgment and discretion, is using the redemption provisions of the Demand Notes in a manner or with an effect that is not in the best interests of Ally, e.g., the writing of multiple checks where the amounts of the checks are greater than the principal amount of the Demand Notes. Ally will notify an investor of its intention to redeem such Demand Notes on the third Business Day following the date of such notification. A final check will be sent to the investor’s address of record for the applicable Demand Note in an amount equal to the principal amount of the Demand Notes, including accrued and unpaid interest. In the event that a Demand Note with a principal amount below $0 is redeemed, the investor will be liable to Ally for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. U.S. Bank National Association acts as depository for funds of, makes loans to, and performs certain other services for, Ally and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of Ally and certain of its affiliates.

Modification of the Indenture

With certain exceptions, under the Indenture, the rights and obligations of Ally and the rights of the investors may be modified by Ally with the consent of investors holding not less than 66 2/3% in aggregate principal amount of the Demand Notes then outstanding; but no such modifications may be made without the consent of investors holding all of the Demand Notes then outstanding which would:

•	extend the maturity of any Demand Notes or reduce the principal amount of any Demand Notes or the accrued and unpaid interest thereon or

•	reduce the stated percentage of the Demand Notes, the consent of the investors of which is required to modify or alter the Indenture.

MODIFICATION, SUSPENSION OR TERMINATION OF PROGRAM

The Company or the Demand Notes Committee may amend or modify the Program at any time as it deems necessary or appropriate. Written notice of any material amendment or modification will be provided to investors at least fifteen days prior to the effective date of such amendment or modification unless it is legally impractical to do so, or unless otherwise required by law. Such written notice shall be deemed to have been provided to investors if the revised program, reflecting such amendment or modification, is available to investors on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) at www.sec.gov/edgar or on the Demand Notes website at www.demandnotes.com. No such amendment or modification, however, will reduce the principal amount of any Demand Notes, or accrued and unpaid interest thereon, as of the effective date of such amendment or modification and no such amendment or modification will have a retroactive effect that would adversely affect the rights of investors.

Ally may terminate the Program in its entirety for any reason. We may, at our discretion, temporarily or permanently suspend the acceptance of investments in the Demand Notes without such a suspension amounting to a termination of the Program. Unless otherwise required by law, written notice of suspension or termination will be provided to investors at least thirty days prior to the effective date of such suspension or termination unless it is legally impractical to do so or unless otherwise required by law. We may omit, restrict, suspend or terminate the Program in any jurisdiction in which we, at our discretion, deem such action advisable in view of local law and regulations.

PROCESSING AGENT

Ally has appointed The Northern Trust Company to act as the Processing Agent for the Demand Notes. Services performed by the Processing Agent include:

•	investment and redemption processing and accounting;

•	preparation of Demand Notes statements and other correspondence;

•	investor servicing;

•	monthly reporting of the principal amount of Demand Notes, accrual of interest income and payment and reinvestment of interest accrued; and

•	required tax reporting and filings with the federal government.

Any determination rendered by the Demand Notes Committee in connection with the services performed by the Processing Agent is final and conclusive. For these services, we pay the Processing Agent a monthly agency and administrative fee based on the number of Demand Notes outstanding at the end of each month as well as its reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone, and wire expenses). We pay all costs incurred by us in the offering of the Demand Notes and administration of the Program.

NOTICES AND LIMITATION OF LIABILITY

You must promptly provide the Processing Agent with notice of any change in your address. Such notice must be in writing and must include your tax identification or social security number, the assigned Demand Notes number assigned by The Northern Trust Company and the signatures of all registered owner(s) (including joint owners) on the Demand Notes and must be signed exactly as their name(s) appear on the Demand Notes investment form. The notice must be mailed in accordance with the instructions provided in the applicable program documents. Alternatively, an investor may provide notice of a change of address by calling toll free 800-684-8823. The notice will be effective as soon as practicable after receipt thereof by the Processing Agent.

All notices, statements and communications provided to you by us or the Processing Agent pursuant to the provisions of the Program will be deemed to have been duly given when mailed by first-class mail, postage prepaid to the registered address of the registered owner(s) and all notices sent to your current address on record with the Processing Agent shall be deemed given to you personally, whether or not actually received.

You must exercise reasonable promptness in examining each monthly Demand Notes statement mailed to you to determine the accuracy of all redemptions and investments made that month to your Demand Notes. Failure to promptly report to the Processing Agent an unauthorized payment will result in your being liable for any losses resulting from the payment. A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO. In no event shall Ally or the Processing Agent be liable to you for any special, incidental, punitive, exemplary, indirect or consequential damages as a result of any redemption or attempted redemption by you or your failure to promptly report to the Processing Agent any other error on your monthly statement. Ally shall have all the rights of a “drawee” under the New York Uniform Commercial Code.

All notices or communications from you to us and/or the Processing Agent must include your name and address, your tax identification or social security number and the assigned Demand Notes number assigned by The Northern Trust Company and must be signed by all registered owner(s) (including joint owners) of the Demand Notes and must be signed exactly as the name(s) appear on the Demand Notes investment form. Such notices or communications to us must be sent to Ally Demand Notes, Ally Financial, Inc., Ally Detroit Center, 500 Woodward Ave., Floor 10, Detroit, Michigan 48226, and such notices or communications to the Processing Agent must be sent as indicated in the applicable program documents.

Neither we nor the Processing Agent shall be liable for any loss or expense to you caused directly or indirectly by government restrictions (including the suspension of banking or settlement), war, terrorism, strikes, blackouts, or any other conditions beyond our or the Processing Agent’s control. In addition, neither the Company nor the Processing Agent will have any obligation to contest any legal proceeding brought against a Demand Note by any third party nor be liable for any payment of redemption proceeds from a Demand Note to anyone other than the registered owner as a result of a legal proceeding or governmental action.

CERTAIN ERISA CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan.

Section 406 of ERlSA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions involving the assets an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Such parties in interest or disqualified persons could include the Company and any of our affiliates.

Any Plan fiduciary which proposes to cause a Plan to purchase the Demand Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERlSA.

By its purchase of any Demand Note, the purchaser thereof will be deemed to have represented and warranted that either: (i) no assets of a Plan or any non-U.S., governmental or church plan subject to non-U.S., state, local or other federal laws substantially similar to Section 406 of ERISA or Section 4975 of the Code have been used to acquire Demand Notes or an interest therein or (ii) the purchase and holding of Demand Notes or an interest therein by such person does not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any similar law.

DISPUTE RESOLUTION

By investing in Demand Notes you agree that any dispute or controversy between you and Ally shall be subject to, and shall be exclusively submitted to, binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Arbitration is final and binding on the parties. By choosing arbitration, you and Ally are each agreeing to waive its right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different from court proceedings. Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate.

LEGAL OPINION

The legality of the Demand Notes offered hereby will be passed upon by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A

NOTICE TO USERS OF DEMAND NOTES

ELECTRONIC FUNDS TRANSFER

Electronic Fund Transfers:

As a consumer who uses electronic funds transfer (“EFT”) services, you have certain rights and responsibilities. These rights and responsibilities may be defined by the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and Regulation E of the Consumer Financial Protection Bureau. One requirement of the Electronic Fund Transfer Act and Regulation E is that all financial institutions (as defined in Regulation E) must make certain disclosures to all EFT users. If the EFT transactions that you make are not from an account established primarily for personal, family or household purposes, or if the type of transaction is not otherwise governed by the Federal Electronic Funds Transfer Act, the rights described herein are not applicable to you. From time to time, your rights and responsibilities may change. You will be notified of any changes as required by applicable law.

Transfers

Electronic transfers with respect to the Demand Notes include:

•	Wire transfers or redemptions.

•	On Request ACH transfers and redemptions.

•	Pre-authorized ACH transfers and redemptions.

You may authorize a merchant or other payee to make a one-time electronic payment from your note using information from your check to pay for purchases and bills.

Limitations on Automatic Transfers and Redemptions

With respect to automatic transfers you arrange with us to be made from your bank account after your initial Demand Notes investment, you may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts.

If you elect to redeem your Demand Notes by wire, the minimum amount of a wire redemption to a designated bank account is $1,000. If you arrange with us for Automatic Monthly or Quarterly ACH Redemptions, the minimum redemption amount is $100, or, if you have arranged with us for Monthly Interest ACH Redemptions, the minimum redemption amount is the interest amount that would have been credited to your Demand Notes for that month. If you elect On Request ACH Redemptions, the minimum redemption amount is $250.

Stop Payments

If you have arranged for certain automatic payments or preauthorized transfers, the following applies:

1.	You Have the Right to Stop Payment

If you have arranged in advance for automatic payments or preauthorized transfers initiated with us from your Demand Notes (and not initiated from a third party), you can stop any of these payments. Here’s how:

You can call the Processing Agent at 800-684-8823 or write the Processing Agent at Ally Demand Notes, The Northern Trust Company, P.O. Box 75707, Chicago, IL 60675-5707 so that the Processing Agent receives your request 3 Business Days or more before the payment or transfer is to be made. If you call, we may also require you to present your request in writing and to be received by the Processing Agent within 14 days after your call.

If regular automatic payments or transfers vary in amount, we will tell you, 10 days before each payment or transfer, when it will be made and how much it will be (other than Monthly Interest ACH Redemptions). You may choose instead to get this notice only when the payment or transfer would differ by more than a certain amount from the previous payment or transfer, or when the amount would fall outside certain limits that you set.

2.	Liability for Failure to Stop Payment of a Transfer You Previously Authorized

If you order us to stop one of these payments 3 Business Days or more before the transfer is scheduled, and we do not do so, we will be liable to you for those losses or damages provided by law.

Our Business Days

For purposes of the Demand Notes Program, a “Business Day” is a day on which The Northern Trust Company, the Processing Agent, and the Federal Reserve Bank are open for business. In general, Business Days are Monday through Friday. Holidays are not included.

Documentation

You will receive a monthly statement from the Processing Agent with respect to your Demand Notes showing all electronic transfers that have been made.

If you have arranged to have transfers made at least once every 60 days from the same person or company, you can call the customer service number at 800-684-8823, Monday thru Friday from 7:30 a.m. to 6:00 p.m. Central Time to find out whether the transfer has been made. In addition, you can also check your statement by accessing the Demand Notes website at www.demandnotes.com.

Our Liability for Failure to Make Transfers

If we do not complete a transfer to or from your account on time or in the correct amount according to our agreement with you, we will be liable for those damages provided by law.

However, there are some exceptions. We will not be liable, for instance, if, through no fault of ours, you do not have enough money in your account to make the transfer, or if circumstances beyond our control (such as fire or flood) prevent the transfer, despite reasonable precautions that we have taken. There may be other exceptions stated in our agreement with you. The list of examples set out in this paragraph is meant to illustrate circumstances under which we would not be liable for failing to make a transfer and is not intended to list all of the circumstances where we would not be liable.

Your Liability

If your believe your Password has been lost or stolen, or if your statement shows transfers that you did not make, tell us AT ONCE. If you do not tell us within 60 days after a statement showing a transfer you did not make was mailed to you, you may not get back any money you lost after the 60 days if we can prove that we could have stopped someone from taking the money if you had told us in time. If a good reason (such as a long trip or hospital stay) kept you from telling us, we will extend the time periods. If you tell us within 2 Business Days after you learn of the loss or theft of your Password, you can lose no more than $50 if someone used your Password without your permission. If you do NOT tell us within 2 Business Days after you learn of the loss or theft of your Password, and we can prove we could have stopped someone from using your Password without your permission if you had told us, you could lose as much as $500.

Confidentiality

We will disclose information to third parties about your Demand Notes or the transfers you make: (i) where it is necessary for completing transfers, (ii) in order to verify the condition of your Demand Notes for a third party, (iii) in order to comply with government agency or court orders, or (iv) if you give us your written permission. In addition, under Massachusetts law, any documentation provided to a consumer which indicates that an electronic funds transfer was made to another person is admissible as evidence of such transfer and constitutes prima facie proof that the transfer was made. If we provide any documentation pursuant to Massachusetts law, we will send written notice within 10 days of disclosure that the information on the transfer was disclosed.

How to Contact Us About an Unauthorized Transfer

If you believe that your Password has been lost or stolen or that someone has transferred or may transfer money without your permission, call or write to us at:

Ally Demand Notes,

The Northern Trust Company

P.O. Box 75707,

Chicago, IL 60675-5707

Telephone Number 800-684-8823 (Monday thru Friday from 7:30 a.m. to 6:00 p.m. CT)

You should also call the number or write to the address above if you believe a transfer has been made using the information from your check without your permission.

In Case of Errors or Questions About Your Statement or Transfer Record

Call the Processing Agent at 800-684-8823 or write the Processing Agent at Ally Demand Notes, The Northern Trust Company, P.O. Box 75707, Chicago, IL 60675-5707 as soon as you can if you think your statement or transfer record is wrong, or if you need more information about a transfer listed on the statement or transfer record. We must hear from you no later than 60 days after we send you the FIRST statement on which the problem or error appeared.

•	Tell us your name and Demand Notes number.

•	Describe the error of the transfer you are uncertain about, and explain as clearly as you can why you believe it is an error or why you need more information.

•	Tell us the dollar amount of the suspected error.

•	If you tell us in person or by telephone, we may require that you send your complaint or question to us in writing within 10 Business Days.

We will determine whether an error occurred within 10 Business Days after we hear from you and will correct any error promptly. If we need more time, however, we may take up to 45 days to investigate your complaint or question. If we decide to do this, you will receive a recredit within 10 Business Days for the amount you think is in error, so that you will have the use of the money during the time it takes us to complete our investigation. Such recrediting is referred to as a provisional recredit. If we ask you to put your complaint or question in writing and we do not receive it within 10 Business Days, we will not be required to issue a provisional recredit for the transfer that was the subject of your complaint.

For errors involving new customers, we may take up to 90 days to investigate your complaint or question and we may take up to 20 Business Days to credit your account for the amount you think is in error.

We will tell you the results within 3 Business Days after completing our investigation. If we decide that there was no error, we will send you a written explanation. You may ask for copies of the documents that we used in our investigation. If we issued a provisional recredit, we may take back the amount of any credit if we find that an error did not occur.

Note: The Electronic Fund Transfer Act and Regulation E do not govern transfers of funds by way of Fedwire or a similar wire transfer system that is used primarily for transfers between financial institutions or between businesses.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

Not applicable.

ITEM 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or “DGCL,” empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section D of Article VIII of Ally’s Certificate of Incorporation provides that Ally shall indemnify its directors and officers to the fullest extent permitted by the DGCL, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable to Ally, unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section A of Article VIII of Ally’s Certificate of Incorporation provides that no director of Ally shall be liable to the company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of such director’s duty of loyalty to the company or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of a law; or for any transaction from which such director derived an improper personal benefit.

The directors and officers of Ally are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities and against which they cannot be indemnified by Ally. Any agents, dealers or underwriters who execute any underwriting or distribution agreement relating to securities offered pursuant to this registration statement will agree to indemnify Ally’s directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act with respect to information furnished to Ally by or on behalf of such indemnifying party.

ITEM 16.	Exhibits.

Exhibit

2.1	Complete text of Demand Notes Program (as amended May 1, 2014) incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on May 1, 2014.

4.1	Form of Indenture, dated as of October 15, 1985, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 2-99057. (P)

4.1.1	First Supplemental Indenture, dated as of April 1, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-4661. (P)

4.1.2	Second Supplemental Indenture, dated as of June 24, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-6717. (P)

4.1.3	Third Supplemental Indenture, dated as of February 15, 1987, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-12059. (P)

4.1.4	Fourth Supplemental Indenture, dated as of December 1, 1988, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-26057. (P)

Exhibit

4.1.5	Fifth Supplemental Indenture, dated as of October 2, 1989, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-31596. (P)

4.1.6	Sixth Supplemental Indenture, dated as of January 1, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-56431. (P)

4.1.7	Seventh Supplemental Indenture, dated as of June 15, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-56431. (P)

4.1.8	Eighth Supplemental Indenture, dated as of January 4, 2012, between the Company and U.S. Bank National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-178919.

5.1*	Opinion of Davis Polk & Wardwell LLP.

12.1	Calculation of Ratio of Earnings to Fixed Charges incorporated by reference to Exhibit 12.1 to the Company’s Quarterly Report for the quarterly period ended September 30, 2017, on Form 10-Q.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

25.1*	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1

*	Filed herewith

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on December 12, 2017.

Ally Financial Inc.

By:	/s/ Jeffrey J. Brown
Name: Jeffrey J. Brown
Title: Chief Executive Officer

Each person whose signature appears below appoints Jeffrey A. Belisle, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements (including amendments thereto) pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Brown Name: Jeffrey J. Brown	Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2017

/s/ Christopher A. Halmy Name: Christopher A. Halmy	Chief Financial Officer (Principal Financial Officer)	December 12, 2017

/s/ David J. DeBrunner Name: David J. DeBrunner	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	December 12, 2017

/s/ Kenneth J. Bacon Name: Kenneth J. Bacon	Director	December 12, 2017

/s/ Robert T. Blakely Name: Robert T. Blakely	Director	December 12, 2017

/s/ Maureen A. Breakiron-Evans Name: Maureen A. Breakiron-Evans	Director	December 12, 2017

/s/ William H. Cary Name: William H. Cary	Director	December 12, 2017

/s/ Mayree C. Clark Name: Mayree C. Clark	Director	December 12, 2017

/s/ Kim S. Fennebresque Name: Kim S. Fennebresque	Director	December 12, 2017

/s/ Franklin W. Hobbs Name: Franklin W. Hobbs	Director	December 12, 2017

/s/ Marjorie Magner Name: Marjorie Magner	Director	December 12, 2017

/s/ John J. Stack Name: John J. Stack	Director	December 12, 2017

/s/ Michael F. Steib Name: Michael F. Steib	Director	December 12, 2017